UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2015

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 4, 2015, Office Depot, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Staples, Inc., a Delaware corporation (“Staples”), and Staples AMS, Inc., a Delaware corporation and a wholly owned subsidiary of Staples (“Merger Sub”), providing for the acquisition of the Company by Staples. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Staples.

In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (other than certain shares held by the Company, Staples and their respective subsidiaries and the shares with respect to which appraisal rights have been properly demanded in accordance with the General Corporation Law of the State of Delaware) will be converted into the right to receive (i) $7.25 in cash (the “Cash Consideration”) and (ii) 0.2188 shares of common stock, par value $0.0006 per share, of Staples (together with the Cash Consideration, the “Merger Consideration”).

Each option to purchase Company common stock that is outstanding as of the date of the Merger Agreement and remains outstanding as of the effective time of the Merger will fully vest and entitle the holder to receive the Merger Consideration per net option share underlying such stock option. For this purpose, the number of net option shares shall equal the number of shares underlying such option minus a number of shares with a fair market value equal to the exercise price, based on the Merger Consideration per share of Company common stock.

Each award of restricted Company common stock that is outstanding as of the date of the Merger Agreement and which remains outstanding as of the effective time of the Merger will fully vest and entitle the holder to receive the Merger Consideration per share of Company common stock.

Each award of restricted stock units (including restricted stock units that are subject to performance-based vesting conditions) and each award of performance shares, in each case, in respect of shares of Company common stock that is outstanding as of the date of the Merger Agreement (or is granted to non-employee directors at any time) and remains outstanding as of the effective time of the Merger will vest (based on deemed or actual performance levels, in the case of performance-based share awards) and, in each case, entitle the holder to receive Merger Consideration per share of Company common stock corresponding to the vested portion of the shares underlying each such award.

Any restricted stock unit or performance stock unit granted on or following the date of the Merger Agreement and that remains outstanding as of the effective time of the Merger (except such grants to non-employee directors) shall be converted into the contingent right (subject to meeting vesting requirements) to receive a fixed cash value based on the Merger Consideration per share of Company common stock as of the effective time of the Merger.

Completion of the Merger is subject to customary closing conditions, including, among others: (i) requisite approval of the holders of Company common stock, (ii) expiration or earlier termination of any applicable waiting period and receipt of regulatory consents, approvals and clearances, in each case, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Overseas Investment Act of 2005, as amended, and under the rules of antitrust and competition law authorities in the European Union, China, Canada and, subject to further analysis by the parties, Australia and New Zealand, (iii) the absence of any judgment, injunction, order, decree or law prohibiting, enjoining or making illegal the completion of the Merger, (iv) effectiveness of the Form S-4 registration statement relating to the Staples common stock to be issued in the Merger and listing of the Staples common stock to be issued in the Merger on Nasdaq. In addition, the Company’s and Staples’ obligations to complete the Merger are subject to certain other conditions, including (x) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, (y) compliance of the other party with its covenants in all material respects, and (z) no events having occurred that would have a material adverse effect on the other party.

The Merger Agreement also provides, among other things, that at the effective time of the Merger, Staples’ board of directors will be expanded to 13 members to be comprised of the directors of Staples as of immediately prior to the effective time of the Merger and two directors of the Company selected by Staples no earlier than five business days prior to the closing.

The Merger Agreement contains various representations, warranties and covenants of each party, including, among others, covenants providing for each of the parties and their subsidiaries to conduct their respective businesses in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Merger.

The Company has also agreed not to (i) solicit proposals relating to certain alternative transactions or (ii) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction, subject to certain exceptions to permit the Company’s board of directors to comply with its fiduciary duties. Notwithstanding these “no-shop” restrictions, prior to obtaining the Company stockholder approval, under specified circumstances the Company’s board of directors may change its recommendation and, if such change of its recommendation is made in response to a superior proposal, the Company may also terminate the Merger Agreement to accept such superior proposal upon payment of the termination fee described below.

Each party has agreed to use reasonable best efforts to cause the Merger to be consummated and to obtain antitrust approvals, and, to the extent required to obtain such approvals, Staples has agreed to offer, negotiate and agree to divestitures and similar restraints with respect to the Company’s businesses, services or assets, except that Staples will not be required to agree to a divestiture or similar restraint with respect to the Company’s businesses, services or assets other than a divestiture or similar restraint that (i) with respect to the Company’s U.S. businesses, services or assets, in the aggregate, generated or were reasonably necessary to service no more than $1.25 billion of the Company’s revenues in calendar year 2014 and (ii) with respect to the Company’s non-U.S. businesses, services or assets, would not reasonably be expected to have a material adverse effect on such businesses, taken as a whole.

The Merger Agreement contains certain termination rights for both the Company and Staples, including if the Merger is not completed on or before November 4, 2015 (the “End Date”) (which date will be automatically extended to February 4, 2016 if certain closing conditions related to antitrust approvals have not been satisfied) or if the approval of the Company’s stockholders is not obtained.

The Merger Agreement also provides that, upon termination of the Merger Agreement under certain circumstances, including termination of the Merger Agreement by Staples as a result of an adverse change of recommendation of the Company’s board of directors or a termination by the Company to accept a superior proposal, the Company may be required to pay Staples a termination fee of $185 million. In addition, Staples would be required to pay the Company a termination fee of $250 million if the Merger Agreement is terminated (i) by either party as a result of any antitrust-related final, non-appealable order or injunction prohibiting the closing or law making the Merger illegal; (ii) by the Company as a result of a material breach by Staples of its antitrust-related covenants such that the antitrust-related closing condition or the condition that there be no antitrust-related final, non-appealable legal restraint is incapable of being satisfied; or (iii) by either party as a result of the failure of the closing to occur on or before the End Date, as it may be extended, due to the antitrust-related closing condition not being satisfied or the condition that there be no antitrust-related final, non-appealable legal restraint not being satisfied.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is being filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Staples, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and by Staples and Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Staples and Merger Sub, on the other hand. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

ITEM 5.03	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On February 4, 2015, and effective as of that date, the Company’s board of directors amended and restated the Company’s Amended and Restated Bylaws (the “Bylaws”) to add a new Section 11 to Article IX, which designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions, unless the Company consents in writing to the selection of an alternative forum.

The preceding description of the amendment to the Bylaws is qualified in its entirety by reference to the Company’s Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 2.1	Agreement and Plan of Merger, dated as of February 4, 2015, by and among Office Depot, Inc., Staples, Inc. and Staples AMS, Inc.

Exhibit 3.1	Amended and Restated Bylaws of Office Depot, Inc.

FORWARD LOOKING STATEMENTS

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, Inc., based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot, Inc.’s control. There can be no assurances that Office Depot, Inc. will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot, Inc.’s proposed merger with Staples, Inc., including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot, Inc.’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot, Inc.’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot, Inc.’s business segments; the inability to realize expected benefits from Office Depot, Inc.’s European restructuring plan; unanticipated downturns in business relationships with customers; competitive pressures on Office Depot, Inc.’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot, Inc. does not assume any obligation to update or revise any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This report may be deemed to be solicitation material in respect of the proposed transaction involving Office Depot, Inc. and Staples, Inc. In connection with the proposed transaction, Staples, Inc. will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the proxy statement of Office Depot, Inc. that also constitutes a prospectus of Staples, Inc. The definitive proxy statement/prospectus will be mailed to stockholders of Office Depot, Inc. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, INC., STAPLES, INC., THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Office Depot, Inc. and Staples, Inc. through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed by Office Depot, Inc. with the SEC by contacting Office Depot, Inc. Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878.

Office Depot, Inc. and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Office Depot, Inc.’s stockholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Office Depot, Inc.’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Office Depot, Inc. is set forth in Office Depot, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2013 and its Proxy Statement on Schedule 14A, dated March 24, 2014, which are filed with the SEC. Additional information regarding the interests of Office Depot, Inc.’s directors and executive officers in the proposed transaction, which may be different than those of Office Depot, Inc.’s stockholders generally, will be contained in the proxy statement/prospectus that will be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICE DEPOT, INC.
Date: February 4, 2015

	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, Chief Legal Officer & Corporate Secretary

EXHIBIT INDEX

Exhibit 2.1	Agreement and Plan of Merger, dated as of February 4, 2015, by and among Office Depot, Inc., Staples, Inc. and Staples AMS, Inc. (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request)

Exhibit 3.1	Amended and Restated Bylaws of Office Depot, Inc.